UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 31, 2011
Oiltanking Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-35230	45-0684578
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)
15631 Jacintoport Blvd.
Houston, Texas 77015
(Address of principal executive office) (Zip Code)
(281) 457-7900
(Registrants’ telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
First Amendment to the Services Agreement

On December 31, 2011, Oiltanking Partners, L.P. (the “Partnership”) entered into the First Amendment to the Services Agreement (the “First Amendment”) with OTLP GP, LLC, the general partner of the Partnership (the “General Partner”), Oiltanking North America, LLC (“OTNA”), and Oiltanking Beaumont Specialty Products, LLC (“Specialty Products”). The First Amendment amends the Services Agreement, dated and effective as of July 19, 2011 (the “Services Agreement”), which among other things, evidences the parties’ agreement with respect to (i) the amount to be paid by the Partnership for certain selling, general, administrative and operating services to be performed by OTNA and its affiliates as well as direct expenses incurred by OTNA and its affiliates for and on behalf of the Partnership and its subsidiaries and (ii) certain indemnification obligations regarding such services.
The First Amendment, among other things, modifies the reimbursement provisions for certain expenditures that OTNA incurs or payments that OTNA makes on behalf of the Partnership and its subsidiaries, and provides for the payment to OTNA of an annual fee initially set at $14.5 million for services that were previously reimbursable subject to an aggregate agreed upon maximum annual reimbursement obligation. Specialty Products will be liable for a separate annual fee initially set at $365,000.
Relationships
OTNA is a wholly owned subsidiary of Oiltanking Holding Americas, Inc. (“OTA”), which contributed its interests in certain oil and gas storage and terminaling businesses to the Partnership in connection with the initial public offering of the Partnership’s common units. Affiliates of OTA and OTNA own the General Partner and own an aggregate of 7,949,901 common units and 19,449,901 subordinated units representing limited partner interests in the Partnership. In addition, the General Partner owns a 2.0% general partner interest in the Partnership. Specialty Products is a wholly owned subsidiary of the Partnership.
The Partnership is a party to an omnibus agreement with OTA, which governs the Partnership’s relationship with OTA and its affiliates with respect to, among other items, business opportunities. Certain officers and directors of OTA or its affiliates serve as officers and/or directors of the General Partner.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Oiltanking Partners, L.P.
		By:	OTLP GP, LLC, its general partner

Dated:	January 4, 2012	By:	/s/ Carlin G. Conner
			Name:	Carlin G. Conner
			Title:	President and Chief Executive Officer

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